Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc. 1166 Avenue of the Americas New York, NY 10036 212 832 3232

Contact: Robert Klemens Vice President Communications 212 796 9377

Cohen & Steers Income Opportunities REIT, Inc. Acquires Publix-Anchored

Shopping Center in Orlando, FL with Phillips Edison & Company

New York, January 21, 2025—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of Oak Grove Shoppes, a grocery-anchored shopping center in Orlando, Florida, with Phillips Edison & Company (NASDAQ: PECO – “PECO”), a publicly-traded owner and operator of grocery-anchored shopping centers in the U.S. This is the second acquisition in a programmatic joint venture targeting $300 million in equity and owned 80% by CNSREIT and 20% by PECO. The joint venture is focused on acquiring open-air, grocery-anchored shopping centers and leverages PECO’s deep sector expertise.

Oak Grove Shoppes is a 142,000 square foot grocery-anchored, open-air shopping center that was redeveloped in 2023. Located in the Altamonte Springs submarket, the property is nine miles from downtown Orlando and proximate to the Interstate 4 interchange. The center is 91% leased and is anchored by a 48,000 square foot Publix grocery store that opened in 2023 and a recently-opened Marshalls along with an array of tenants in the food, healthcare and childcare industries.

The property benefits from the high-growth Orlando market, which ranks in the top 10 U.S. cities for five-year population and job growth and has outperformed U.S. averages by 3.6x and 2.2x respectively1. The city has approximately 2.8 million residents, making it the 22nd largest metropolitan statistical area in the U.S., and attracts 74 million visitors annually2. As a result, the Altamonte Springs submarket boasts strong fundamentals, including a 94% retail occupancy rate and 7.5% year-over-year retail rent growth3.

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:

“We believe Oak Grove Shoppes is well-positioned to continue benefiting from its best-in-class infill location in a high-growth market, anchor tenant and the surging demand for retail space with access to the necessity-driven traffic that a strong grocer generates. We look forward to growing our partnership with Phillips Edison & Company, one of the most-skilled operators of grocery-anchored shopping centers.”

[1]	Source: CoStar
[2]	Source: Orlando Economic Partnership
[3]	Source: CoStar data as of 4Q23

Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison & Company, added:

“We are pleased to partner with CNSREIT on this second acquisition of our joint venture. This joint venture allows PECO to access incremental growth capital, expand our acquisition opportunity set and leverage our integrated operating platform.”

CNSREIT is acquiring high quality properties that generate attractive income potential alongside best-in-class operators and has an initial focus on well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Phillips Edison & Company

Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of September 30, 2024, PECO managed 311 shopping centers, including 290 wholly-owned centers comprising 32.9 million square feet across 31 states and 21 shopping centers owned in two institutional joint ventures. PECO is focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time. Learn more at www.phillipsedison.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Cohen & Steers Income Opportunities REIT, Inc. Contact:

Robert Klemens

Vice President, Communications

media@cohenandsteers.com

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.

Website: https://www.cnsreit.com/

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